EXHIBIT 10.4
Red Sky-AES Management Agreement
March 7, 2005

MINERAL EXPLORATION
MANAGEMENT SERVICES AGREEMENT

THIS MANAGEMENT SERVICES AGREEMENT ("Agreement"), is between Alaska Earth Sciences, Inc. (AES), whose address is 11401 Olive Lane, Anchorage, Alaska USA 99515-3062, and Red Sky Resources, Inc. (Red Sky), a corporation whose office address is Suite 2410, 650 West Georgia St., Vancouver, B.C. CANADA V6B 4N7.

1.

Services to be Performed. Pursuant to this Agreement, AES and Red Sky have agreed that AES shall perform management services as follows. AES shall provide mineral exploration project management on projects in Alaska as assigned by Red Sky. Primary services shall include project concept development, permitting, organization, land and data acquisition, field program management, quality control, budgetary oversight and reporting. Specific tasks will include oversight of geophysical, geological, and geochemical surveys, management of logistics including aircraft (fixed and rotary wing) contracts and camp rental and/or service contracts.

Project management shall be carried out with full communication and compliance of Red Sky. Project activities will be summarized monthly in progress reports. AES shall perform these services in a professional and workmanlike manner. All work shall be diligently and carefully performed and shall conform to standard professional practices and all applicable federal, state and local laws, permits and regulations.

2.
Payment. Red Sky shall pay to AES all expenses and fees in accordance with the consulting and rental rates set forth in Exhibits A and B. Red Sky shall pay for goods and services supplied by AES at cost plus 15% overhead including but not limited to expenses related to aircraft support, drilling support, geophysical contracts, analytical laboratory costs, land research contracts, and camp or equipment rental, services or expenses. In the case of subcontracts exceeding $10,000, AES may request an advance of funds and in such case will apply only a 5% overhead charge on such contracts. Normal payment of AES invoicing is expected within 30 days, however, upon approval, AES may request accounts to be paid within fifteen days. An accounting of all expenses and fees will be summarized by invoice on the 1st of each month.

3.
Term. The term of this Agreement shall commence upon signing, and shall continue through completion of services or until December 31, 2009. Any party may terminate this Agreement by giving the other party two weeks (14 days) notice.

4.

Independent Contractor and Indemnity.

(a) It is understood and agreed that AES is to perform its services as an independent contractor and as such (i) shall have full responsibility for making any and all necessary income tax, sales tax, and social security payments and for filing all returns and forms required in connection therewith; (ii) shall assume full responsibility for injuries occurring to it’s employees, if any, and for protecting AES and it's employees

EXHIBIT 10.4
Red Sky-AES Management Agreement
March 7, 2005

by means of Workmen's Compensation Insurance or otherwise as required by law.

(b) AES shall indemnify and save Red Sky harmless from and against any and all loss, damage, and expense (including attorneys' fees and other legal expenses), by reason of liability imposed or claimed to be imposed by for (i) breach of this Agreement by AES or its subcontractors, (ii) any claims or demands of AES or its subcontractors' employees, including, without limitation, any claims for benefits under any employee benefit plan sponsored by Red Sky or (iii) bodily injuries, including death at any time resulting therefrom, or damage to property, sustained by any person or persons, including without limitation the employees of AES or Red Sky, or third parties (collectively, (i)-(iii) are termed "Liabilities"), arising out of or related to this Agreement or the performance of the work called for by this Agreement, and whether or not such Liabilities arise or are claimed to have arisen in whole or in part out of negligence or any other grounds of legal liability, including violation of any duty imposed by a statute, or ordinance, or regulation, on the part of AES or its subcontractors, Red Sky or the employees or agents of any of them or any other person or organization. The provisions of this section shall survive the termination or expiration of this Agreement.

5.	Insurance.

Insurance Coverage	Minimum Limits
Worker's Compensation Insurance:	In accordance with applicable State Laws

Comprehensive General Liability
Bodily Injury, Death, and	$1,000,000 Each Occurrence
Property Damage:	$1,000,000 Aggregate

The above required insurance shall be endorsed to include Red Sky and contain a clause waiving the insurer's right of subrogation against Red Sky. Insurance companies must be satisfactory to Red Sky and policies must provide that thirty (30) days' written notice be given to Red Sky prior to cancellations or annulment.

6. Audit. AES will keep full and detailed accounts of costs chargeable to Red Sky. During the term of this Agreement and for one (1) year thereafter, Red Sky's Controller or its authorized representatives will be afforded full access to accounts, records, and supporting documents for audit and verification of costs. The provisions of this section shall survive the expiration or termination of this Agreement.

7. Accidental and Injury Reporting. AES will report all accident and lost time injuries to the appropriate Red Sky representative or its designated safety representative.

8. Confidentiality. Information generated for Red Sky by AES, or transmitted to AES by Red Sky will be treated as confidential and will be considered proprietary as to Red Sky.

EXHIBIT 10.4
Red Sky-AES Management Agreement
March 7, 2005

AES will refrain from transmitting or in any way disclosing such information to third parties without the express written consent of Red Sky. AES further agrees that it will not acquire any real property or interests in real property within two (2) miles of any project location for itself or any third party while this Agreement is in effect without the prior written consent of Red Sky.

9. Waiver. The failure of either party to enforce at any time or for any period of time any other provision of this Agreement shall not be construed as their waiver of such provision or of the right of a party to subsequently enforce each and every provision.

10. Notices. Any required notice to Red Sky or AES shall be in writing to the following addresses:

AES:
Alaska Earth Sciences, Inc.
11401 Olive Lane
Anchorage AK 99515-3062 USA
Telephone (907) 522-4664
Fax (907) 349-3557
Attn: Rob Retherford - President

Red Sky Resources, Inc.
Suite 2410
650 West Georgia Street
P.O. Box 11524
Vancouver, B.C.
CANADA V6B 4N7
Telephone: +1 (604) 689-8336
Facsimile +1 (604) 648-8473
Attn: Mr. Barry Lee - President

General Provisions.

(a) Assignment. AES and Red Sky agree that they will not assign or transfer this Agreement without the prior written consent of either party. Any attempted assignment in the absence of such prior written consent shall be void.

(b) Governing Law. This contract shall be governed by the laws of the State of Alaska.

(c) Attorneys' Fees. If it becomes necessary for any party to enforce this Agreement, with or without suit, the prevailing party shall be entitled to recover all reasonable costs and expenses thereof, including reasonable attorneys' fees, against the losing party.

(d) Successors and Assigns. The terms and covenants of this Agreement shall apply to, be binding on, and inure to the benefit of the parties hereto and their permitted successors and assigns.

EXHIBIT 10.4
Red Sky-AES Management Agreement
March 7, 2005

(e) Severability. In the event any provision of this Agreement is declared by a court of competent jurisdiction to be void or unenforceable or becomes unlawful in its operation, such provision shall not affect the rights and duties of the parties with regard to the remaining provisions of this Agreement which shall continue as binding.

(f) No Waiver. The failure of either party to enforce at any time or for any period of time any other provision of this Agreement shall not be construed as their waiver of such provision or the right of a party to subsequently enforce each and every provision.

(h) Counterparts. This Agreement may be executed in several counterparts, each of which when so executed shall be deemed to be an original, and all such counterparts together shall constitute one and the same agreement. The parties agree that this Agreement may be transmitted between them by facsimile machine. The parties intend that fax signatures constitute original signatures and that a faxed agreement containing the signatures (original or faxed) of all the parties is binding on the parties.

AGREEMENT EXECUTED and made effective as of the latter date and year written below.

RED SKY RESOURCES, INC.

BY:              /S/ D. Barry Lee                for and on behalf of Red Sky. Date:    March 7, 2005
Name: D. Barry Lee
Title: President
EIN: 98-0443283

ALASKA EARTH SCIENCES, INC

BY:             /S/ Robert M. Retherford         for and on behalf of AES. Date:     March 7, 2005
Name: Robert M. Retherford
Title: President
EIN: 92-0164369

EXHIBIT 10.4
Red Sky-AES Management Agreement
March 7, 2005

EXHIBIT A

ALASKA EARTH SCIENCES
 RATE SCHEDULE
YEAR 2004

Project Managers*	Rate/Day	Rate/Hour
R. M. Retherford	$500	$65
W.T. Ellis	$500	$65
D.W. Lappi	$500	$65
Geologists
Senior Geologist	$450	$60
Geologist	$400	$55
Junior Geologist	$300	$40
Geologic Technician	$250	$30
Labor, Field Asst.	$290	$30
GIS Specialists
Senior GIS	$400	$50
GIS Assistant	$300	$40
Data Entry	$250	$30
Administration
Bookeeping		$40
Secretarial		$35

* Other Project Managers may be hired as required. * Our labor rate is up to $290/day due to Worker’s Comp. rates $ Northern Dynasty rates @ Pebble for labor are up from last year.

EXHIBIT 10.4
Red Sky-AES Management Agreement
March 7, 2005

ALASKA EARTH SCIENCES - EXHIBIT B
2004 RENTAL SCHEDULE			Example:
			6-man Fly
ITEM	Wkly Rate	Mo. Rate	Camp
	Per Ea	Per Ea	Per Mo.
Geophysics
Scintrex Mag. Susceptibility (older model)	35	100	100
Mag. Susceptibility (digital)	50	150
Single channel Bison 1570-C seismograph	250	750
Seismic blasting galvanometer	20	75
Geometrics Gamma-ray Spectrometer, 4 channel	25	80
Geometrics 101 A scintillometer	25	80	80
UV Light	10	35	35
Communications
Handheld radios	60	200	1260
FM Radio Repeater w/Solar Panel	75	250
Office Machines, Field
Copier / Printer / Fax	20	50	50
Field computer w/ CD / DVD drive	100	350	350
Field Lab Equipment
Plastic stereoscope	15	45	45
Reichert binocular microscope wI
Bausch &Lombe optical fiber light	50	150	150
Volland 220-R analytical balance	30	90
Sony Hi-8 Videocamera	30	90
Light camp(s) for 6 people
includes, 4 tents, cots, pads, cooking facility
lanterns	200	600	550
Safety equipment for 6 person camp
includes 1st aid pack-base camp, 6 individual
1st aid kits, camp gun, flares, rescue rope & tools
MREs, signal flags, bear spray	100	300	300
Field tools for 6-man field crew
can include combinations of soil augers, shovels,
rock hammers, zip saws, swing axes, axes, picks,
packs, vests, clipboards, magnets, acid bottles,
tool kits, gold pans etc.	100	300	300
Survey gear for 6-man crew
includes GPS units, topofils, plastic chain,
compasses	125	375	375
Field office gear for 6 geologists includes
drafting pens, straight edges, triangles	30	90	90
protractors, scissors, scales, shields, xactos
Other Field Equipment
Generator 5KW	150	400
Generator 0.25 KW	30	90
1.5” Water Pump, Honda with hose	50	120
Sluice Box	30	90
2 HP Electric Rock Saw, Blade not included	75	225
Hilti Gas Percussion Drill	125	450
Honda Rancher 400 ATV 2004 Model	500	1800
Snowmachine Skidoo Skandic 500 or equivalent	500	1800
Example Fly-camp (6-man) Monthly Cost			3860

Many other items available. Some preparation charges may apply. Larger camps can be supplied-supported.
Expendable items are at cost plus 15%. List updated December, 2004